Exhibit 1.4

For More Information 444

Investor Relations	Media Relations
Monish Bahl CDC Corporation (678) 259-8510 monishbahl@cdcsoftware.com	Jennifer Buchhalter Articulate Communications Inc. (617) 451-7788 ext. 16 jbuchhalter@articulatepr.com

CDC Software Awarded SI Group’s IT Supplier Excellence Award

Leading chemical manufacturer recognizes CDC Software for superior implementation services and commitment to customer success

ATLANTA, Nov. 21, 2006 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of enterprise software applications, today announced that it is the 2005 recipient of SI Group’s IT Supplier Excellence Award. This achievement is based on continued passion and creativity in helping SI Group advance a global implementation of the Ross ERP product with no modifications to the system.

SI Group, formerly Schenectady International, Inc., is the leading producer of phenolic resins, alkylphenols, electronic specialty chemicals and specialty coatings. The company utilizes the Ross ERP and SCM applications from CDC Software to achieve worldwide visibility and improve management of production cycles and order processing. The SI Group IT Supplier Excellence Award is granted annually after a careful review of the actual value created by each IT supplier in the previous year. The award committee selects the company that is most aligned with SI Group’s mission statement and corporate vision.

Separately, SI was recently selected as a finalist for the prestigious China Supply Chain Council award in the category for Best IT Supply Chain Solution for China. They were recognized for their use of Ross ERP.

“Without CDC’s commitment to our vision, and the process and technical expertise of the CDC project team, this project may not have been possible,” said Kenneth Rau, manager, Global Enterprise Solutions, Global Information Technologies, SI Group. “The project team, and in particular, the team leader Ben Veerbeek, demonstrated significant expertise in addressing our industry-specific requirements throughout the entire suite of Ross applications. We were seeking these previously-elusive benefits when we chose an industry specialist as our enterprise software vendor, and we look forward to continued success from our partnership with CDC.”

“We are honored to be acknowledged by SI Group and recognized specifically for our dedication to their success,” said Eric Musser, president, CDC Software. “This is a reflection of benefits that accrue to our customers from our industry focus and expertise, and our commitment to the success of all of our customers as the customer-driven company. The project team is to be commended for an exceptional job in assisting SI Group in their global implementation of the Ross ERP solution.”

About SI Group
SI Group is the leading producer of phenolic resins, alkylphenols, electronic specialty chemicals, and specialty coatings. Celebrating 100 years in business in 2006, SI Group has over 20 operations in 14 countries.  For more information, visit www.siigroup.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About Ross Enterprise
Ross Enterprise is an innovative suit of software solutions that help manufacturers worldwide fulfill their business growth objectives through increased operational efficiencies, improved profitability, strengthened customer relationships and streamlined regulatory compliance. Ross Enterprise offers industry-specific functionality for a variety of industries including food and beverage, chemicals, life sciences, metals, natural products, and business services. The comprehensive suite of solutions include functionality in enterprise resource management (ERP), supply chain management (SCM), customer relationship management, real time performance management, order management and warehouse management (WMS), human resource planning, performance management and business analytics. For more information, visit www.rossinc.com.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, quarterly fluctuation of software product license revenue, weakening of customer demand for enterprise systems, maintenance of a minimal backlog, and uncertainty of demand for new product offerings. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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